EXHIBIT 99.1

Hudson Pacific Properties, Inc. Announces Third Quarter 2010

Financial Results

Los Angeles, CA, November 9, 2010 – Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2010.

Financial Results

For the third quarter of 2010, the Company reported a net loss attributable to shareholders of $0.2 million, or $(0.01) per diluted share, compared to net income attributable to common shareholders of $0.1 million for the third quarter of 2009. Net loss attributable to shareholders for the first nine months of 2010 was $2.1 million, compared to net income attributable to common shareholders of $0.2 million in the first nine months of 2009.

Funds From Operations (FFO) for the three months ended September 30, 2010 totaled $4.1 million, or $0.17 per diluted share.

“We entered the third quarter in a strong strategic position as we further deployed the net proceeds of our initial public offering to acquire new properties,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of the Company. “We were able to capitalize on many of the opportunities we are seeing while still maintaining capital flexibility and a low level of leverage. With more than $120 million of property acquisitions already announced or completed, we are on our way toward building a solid portfolio of quality assets.”

Combined Operating Results For The Three Months Ended September 30, 2010

Total revenue during the quarter increased 51.5% to $17.5 million from $11.6 million a year ago. The increase in total revenue was attributed to a $4.0 million increase in rental revenue to $11.8 million and a $1.4 million increase in other property-related revenue to $4.2 million.

Total operating expenses increased 65.3% to $15.5 million from $9.4 million a year ago. The increase in total operating expenses was primarily the result of a $2.4 million increase in general and administrative expenses, a $1.3 million increase in office operating expenses and a $0.9 million increase in media and entertainment operating expenses.

Income from operations was $2.0 million, compared to income from operations of $2.2 million a year ago.

Interest expense during the third quarter declined 20.0% from the same period of 2009 to $1.8 million.

Segment Operating Results For the Three Months Ended September 30, 2010

Office Properties

Total revenue at the Company’s office properties increased 120.6% to $7.6 million from $3.5 million in the third quarter of 2009. The increase was primarily the result of a $3.6 million increase in rental revenue to $6.5 million, which was largely attributable to improved occupancy and contributions from office properties acquired in connection with the Company’s initial public offering and acquired during the third quarter of 2010.

Office property operating expenses increased 83.2% to $2.8 million from $1.5 million a year ago.

At September 30, 2010, the Company’s office portfolio was 86.3% leased and 81.6% occupied. During the quarter, the Company renewed leases totaling 16,037 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 22.0% to $9.9 million from $8.1 million in the third quarter of 2009. The increase was primarily the result of a $1.4 million increase in other property-related revenue.

Total media and entertainment expenses were $6.0 million, compared to $5.1 million in the same period a year ago.

As of September 30, 2010, the trailing 12-month occupancy for the Company’s media and entertainment portfolio reached 69.0%. For the month of September 2010, the media and entertainment portfolio was 76.5% leased.

Combined Operating Results For The Nine Months Ended September 30, 2010

For the first nine months of 2010, total revenue was $39.6 million, an increase of 16.6% from $33.9 million in the same period the prior year. Total operating expenses were $33.2 million, compared to $27.1 million in the same period a year ago. As a result, income from operations was $6.3 million, compared to income from operations of $6.8 million during the first nine months of 2009. Acquisition-related expense during the first nine months of 2010 was $2.7 million, with no comparable expense for the same period a year ago. The increase was primarily due to one-time transaction costs relating to the Company’s acquisition of properties in connection with its IPO and related formation transactions and properties acquired during the third quarter of 2010. Interest expense during the first nine months of 2010 declined 7.5% to $6.2 million from $6.7 million in the same period of 2009.

Balance Sheet

At September 30, 2010, the Company had real estate assets of $515.8 million, in addition to cash and cash equivalents of $40.7 million. At September 30, 2010, the Company had availability of approximately $75.0 million on its $200 million secured credit facility, which as of September 30, 2010 remained undrawn.

Acquisitions

On August 16, 2010, the Company acquired the 113,000 square foot, Del Amo office building (through the assumption of a ground lease) for a contract price of $27.5 million. On August 24, 2010, the Company acquired the 61,224 square foot, 9300 Wilshire Boulevard office building (through the assumption of a ground lease) for a contract price of $15.0 million. These acquisitions were funded with proceeds from the Company’s recently completed initial public offering, private placement, and formation transactions. The results of operations for each of these acquisitions are included in the Company’s financial results from the date of acquisition.

On October 6, 2010, the Company became obligated under a definitive purchase agreement to acquire an office building located at 10950 Washington Boulevard in Culver City, California (“10950 Washington”), for a contract price of $46.0 million. The purchase remains subject to closing costs and prorations and the assumption of a $30.0 million loan. The Company expects to fund the estimated $16.0 million balance of the purchase price with available cash or borrowings under its revolving credit facility. The closing of the acquisition is expected to take place by December 30, 2010, once all necessary approvals for the loan assumption have been received, though the Company cannot be assured the acquisition will be consummated on the anticipated schedule or at all.

On October 8, 2010, the Company acquired two office buildings comprising 144,440 square feet, located at 222 Kearny Street and 180 Sutter Street in San Francisco, California (collectively, “222 Kearny”), for a contract price of $34.9 million. The purchase price was funded with available cash and $34.5 million of borrowings under the revolving credit facility. A portion of the 222 Kearny Street building sits on a ground lease.

Dividend

During the third quarter of 2010, the Company’s Board of Directors declared two dividends on its common stock of $0.0021 per share for the period from June 29, 2010, to June 30, 2010, and $0.095 per share for the third quarter of 2010. Both dividends were paid on October 15, 2010, to stockholders of record on September 30, 2010.

Outlook

The Company is providing full year 2011 FFO guidance in the range of $0.82 to $0.86 per diluted share. This guidance includes the impact from the Del Amo office property, 9300 Wilshire property, 222 Kearny property, and 10950 Washington Boulevard office property acquisitions, including borrowings under our secured credit facility related thereto. Except as noted, this guidance excludes any impact from future acquisitions, dispositions, equity purchases, debt financings or repayments, recapitalizations, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2010 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 10 a.m. PST / 1 p.m. EST on Wednesday, November 10, 2010, to discuss results for the third quarter of 2010. To participate in the event by telephone, please dial (877) 941-2322 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 4374293. International callers should dial (480) 629-9715 and use the same conference ID number. A digital replay of the conference call will be available beginning November 10, 2010, at 1 p.m. PST / 4 p.m. EST, through November 17, 2010, at 8:59 p.m. PST / 11:59 p.m. EST. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4374293. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above (below) market rents for acquisition properties and amortization of deferred financing costs and debt discounts) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its portfolio includes 10 properties totaling approximately 2.2 million square feet and four development properties supporting approximately 1.4 million square feet, strategically located in many of the Company’s target markets. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Casey & Sayre

Karen Diehl

(310) 473-8090

kdiehl@cswpr.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.

Combined Balance Sheets

As of September 30, 2010 and December 31, 2009

(Unaudited and in thousands, except share data)

	September 30, 2010	December 31, 2009
ASSETS
REAL ESTATE ASSETS
Land	$204,213	193,042
Building and improvements	296,713	206,715
Tenant improvements	21,118	14,344
Furniture and fixtures	11,919	11,097
Property under development	6,071	4,148

Total real estate held for investment	540,034	429,346
Accumulated depreciation and amortization	(24,222)	(16,868)

Investment in real estate, net	515,812	412,478
Cash and cash equivalents	40,741	3,694
Restricted cash	2,217	4,231
Accounts receivable, net of allowance of $216 and $308	3,346	1,273
Straight-line rent receivables	5,745	2,935
Deferred leasing costs and lease intangibles, net	39,317	18,727
Deferred finance costs, net	3,532	668
Goodwill	8,754	—
Prepaid expenses and other assets	4,451	4,228

TOTAL ASSETS	$623,915	448,234

LIABILITIES AND EQUITY
Notes payable	$94,069	$189,518
Accounts payable and accrued liabilities	10,746	6,026
Below-market leases	12,014	11,636
Security deposits	4,275	2,939
Prepaid rent	8,839	11,102
Interest rate contracts	112	425

TOTAL LIABILITIES	130,055	221,646
6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	12,670	—

EQUITY
Members’ equity	—	223,240
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value 490,000,000 authorized, 22,211,799 outstanding at September 30, 2010	222	—
Additional paid-in capital	416,624	—
Accumulated other comprehensive loss	(30)	—
Accumulated deficit	(1,948)	—

Total Hudson Pacific Properties, Inc. stockholders’ equity	414,868	223,240
Non-controlling interests:
Members in consolidated real estate entities	—	3,348
Unitholders in the Operating Partnership	66,322	—

	66,322	3,348

TOTAL EQUITY	481,190	226,588

TOTAL LIABILITIES AND EQUITY	$623,915	448,234

Hudson Pacific Properties, Inc.

Combined Statements of Operations

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES
Office
Rental	$6,521	$2,900	$12,786	$8,349
Tenant recoveries	1,001	423	1,915	1,435
Other	97	131	125	152

Total office revenues	7,619	3,454	14,826	9,936

Media & Entertainment
Rental	5,246	4,915	15,453	15,300
Tenant recoveries	363	348	1,179	1,225
Other property-related revenue	4,194	2,824	7,996	7,402
Other	83	15	96	57

Total media & entertainment revenue	9,886	8,102	24,724	23,984

Total revenues	17,505	11,556	39,550	33,920

OPERATING EXPENSES
Office operating expenses	2,822	1,540	5,650	4,328
Media & entertainment operating expenses	5,959	5,093	15,194	14,451
General and administrative	2,379	—	2,379	—
Depreciation and amortization	4,317	2,729	9,985	8,334

Total operating expenses	15,477	9,362	33,208	27,113

Income from operations	$2,028	$2,194	$6,342	$6,807

OTHER EXPENSE (INCOME)
Interest expense	1,784	2,231	6,196	6,702
Interest income	(31)	(4)	(37)	(9)
Unrealized (gain) loss of interest rate contracts	—	(104)	(347)	(208)
Acquisition-related expenses	256	—	2,689	—
Other	(8)	(26)	(8)	97

	$2,001	$2,097	$8,493	$6,582

Net income (loss)	$27	$97	$(2,151)	$225
Less: Net income attributable to preferred non-controlling partnership interest	(195)	—	(199)	—

Less: Net income attributable to restricted shares	(25)	—	(25)	—

Add: Net (income) loss attributable to non-controlling members in consolidated real estate entities	—	(2)	32	(4)

Add: Net loss attributable to unitholders in the Operating Partnership	21	—	277	—

(Loss) income attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling member’s equity	$(172)	$95	$(2,066)	$221

Net (loss) attributable to shareholders’ per share-basic and diluted	$(0.01)	—	—	—

Weighted average shares of common stock outstanding-basic and diluted	21,946,508	—	—	—

Dividend declared per common share	$0.0971	—	$0.0971	—

Hudson Pacific Properties, Inc.

Funds From Operations

(Unaudited and in thousands, except per share amounts)

Three Months Ended
September 30,
2010
Reconciliation of Net Income (Loss) to Funds From Operations (FFO):
Net income	$27
Add (deduct):
Depreciation and amortization of real estate assets	4,317
Net income attributable to preferred non-controlling partnership interest	(195)

FFO	4,149

Weighted-average common shares / units outstanding — diluted	24,823

FFO per common share / unit — diluted	$0.17